Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-126399


                           PROSPECTUS SUPPLEMENT NO. 4
                        to Prospectus declared effective
                               on November 2, 2005
                               as supplemented by
                    Supplement No. 1 dated November 14, 2005,
                   Supplement No. 2 dated January 6, 2006, and
                      Supplement No. 3 dated March 10, 2006

                                  BIONOVO, INC.


      This Prospectus Supplement No. 4 supplements our Prospectus dated November 2, 2005 as supplemented by Prospectus Supplement No. 1 dated November 14, 2005, Prospectus Supplement No. 2 dated January 6, 2006 and Prospectus No. 3 dated March 10, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon exercise of the warrants.

      Our common stock is quoted on the OTC Bulletin Board under the symbol BNVI.OB. On March 17, 2006, the closing price for our common stock on the OTC Bulletin Board was $1.08.

      This Prospectus Supplement includes the attached Current Report dated March 15, 2006 on Form 8-K of Bionovo, Inc., as filed by us with the Securities and Exchange Commission.

      YOU SHOULD READ THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT NO. 4 AND PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2 AND PROSPECTUS SUPPLEMENT NO. 3 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is March 20, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                  ------------

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 15, 2006


                                  BIONOVO, INC.
                                  -------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction if incorporation)

     ------------------------------------------------------------------
             000-50073                          87-0576481
     ------------------------------------------------------------------
     (Commission File Number)      (I.R.S. Employer Identification No.)
     ------------------------------------------------------------------


           5858 Horton Street, Suite 375, Emeryville, California 94608
           -----------------------------------------------------------
                    (Address of principal executive offices)


                                 (510) 601-2000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                       N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;
           Appointment of Principal Officers.

(d) On March 15, 2006, we announced the election of Frances W. Preston to our Board of Directors, effective as of March 15, 2006. The Board of Directors expects to name Ms. Preston to its Audit Committee.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.   Description
-----------   -----------

99.1          Press Release of Bionovo, Inc. issued on March 15, 2006.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               BIONOVO, INC.


Date:  March 15, 2006                          By: /s/ James P. Stapleton
                                                   -----------------------------
                                                     James P. Stapleton
                                                     Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

99.1          Press Release of Bionovo, Inc. issued on March 15, 2006.

Exhibit 99.1

Frances W. Preston Joins Bionovo's Board of Directors

EMERYVILLE, Calif., March 15 /PRNewswire-FirstCall/ -- Bionovo Inc. (OTC Bulletin Board: BNVI.OB) has appointed Frances W. Preston to the company's Board of Directors. The addition of Ms. Preston expands the Board to five members and further strengthens the company's base of business experts who can help advance the company's future growth.

Ms. Preston is the non-salaried president of the T.J. Martell Foundation for Leukemia, Cancer and AIDS Research. In 1992 she received the charity's Humanitarian Award. Her involvement led to the creation of the Frances Williams Preston Research Laboratories at the Vanderbilt-Ingram Cancer Center in Nashville.

For more than 15 years, Ms. Preston had served as CEO and President of Broadcast Music, Inc. (BMI). Under her leadership BMI's revenues grew more than three times, to over $673 million. She is also nationally prominent in political circles, and has served on President Jimmy Carter's Panama Canal Study Committee, the Commission for the White House Record Library, and Vice President Albert Gore Jr.'s National Information Infrastructure Advisory Council.

"We are honored that a woman of Ms. Preston's caliber has agreed to join our Board of Directors. Her knowledge and expertise in both business and cancer research and care will complement BioNovo's current Board," said Isaac Cohen, chief executive officer of BioNovo.

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company is working simultaneously on two distinct discovery approaches, one focusing on pro-apoptotic agents for cancer and a second, in the area of selective estrogen receptor modulators (SERMS) to treat severe menopausal symptoms. The company's lead candidate drug, MF101 is in Phase 2 clinical testing and a second drug, BZL101, designed to treat advanced breast cancer is ready to enter Phase 2. The company is developing its products in close collaboration with leading U.S. academic research centers including the University of California, San Francisco; University of Colorado Health Sciences Center; University of California, Berkeley; and the University of Texas, Southwestern. For further information please visit: www.bionovo.com.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.